SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On August 1, 2005, Environmental Power Corporation (the “Company”) announced that it has resolved to terminate its pension plan (the “Pension Plan”), a defined benefit pension plan covered under Title IV of ERISA, effective as of September 1, 2005 (the “Effective Date”). The termination of the Pension Plan is part of a long-term strategy by the Company to conserve cash resources and to align its compensation policies with the policies of similarly situated enterprises.

In connection with the termination of the Pension Plan, within one year after the Effective Date, the Company will be required to make an additional contribution to the Pension Plan in the amount of $339,494 in order to ensure that the Pension Plan is funded with sufficient assets to meet its obligations to the participants therein.

The Pension Plan has been in effect since January 1, 1998, and was established as a non-contributory defined benefit pension plan covering all employees who were at least 21 years of age and who had completed at least one year of service. Under the Pension Plan, the benefits payable to each employee at the normal retirement age of 62 were based on years of service and compensation during the three consecutive years of the 10 years immediately preceding retirement that would yield the highest monthly benefit payment. Employees who had at least 20 years of service at the time of their retirement would have received the maximum retirement benefit. The Company’s general funding policy was to contribute annually to the Pension Plan the maximum amount that could be deducted for Federal income tax purposes.

Effective January 1, 2003, the Company amended the Pension Plan to provide that benefits earned after 2002 would accrue at the rate of 1.5% of average compensation (with no cap on service) and would be payable at age 65 rather than age 62. Existing accrued benefits remained intact. The Pension Plan, as amended, had a two-year waiting period before employees were eligible to enter the Plan, rather than the previous one-year period. Employees who joined the Pension Plan after two years were fully vested at that time.

The following table shows the estimated annual pension benefits that were payable upon retirement to a participant in the Pension Plan for various salary levels and years of service:

Average Annual Compensation	Years of Service
	10	15	20	25
100,000	15,000	22,500	30,000	37,500
150,000	22,500	33,750	45,000	56,250
200,000	30,000	45,000	60,000	75,000
250,000	30,000	45,000	60,000	75,000

Following the Effective Date, the assets of the Pension Plan will be distributed to the participants in the Pension Plan. The largest distributions will be made to Joseph E. Cresci, the Company’s Chairman, and Judy Livingston, the former wife of Donald A. Livingston, the Executive Vice President and a director of the Company, in the amounts of $1,301,663 and $1,249,589, respectively. Kamlesh R. Tejwani, the Company’s President and Chief Executive Officer, is expected to receive a distribution of approximately $28,997, and R. Jeffrey Macartney, the Company’s former Chief Financial Officer and Treasurer, is expected to receive a distribution of approximately $41,427.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer

Dated: August 2, 2005

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